Exhibit 10.49

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN
PORTIONS HEREOF DENOTED WITH “    *    ”

UMBRELLA SERVICES AGREEMENT

AMONG

EURONEXT N.V.,

ATOS ORIGIN S.A.,

ATOSEURONEXT S.A.,

and

ATOS EUDRONEXT MARKET SOLUTIONS HOLDING S.A.S.

               , 2005

(Relating to the provision of services by Atos Euronext Market Solutions Holding S.A.S and its
subsidiaries to Euronext N.V. and its affiliates)

UMBRELLA SERVICES AGREEMENT

This UMBRELLA SERVICES AGREEMENT (the “Agreement”) is made as of        , 2005, by and among EURONEXT N V., a public limited liability company incorporated under the laws of the Netherlands whose registered office is at Beursplem 5 (1012 JW) Amsterdam, The Netherlands (“Enronext”); ATOS ORIGIN SA, a limited liability company incorporated under the laws of France whose registered office is at Tour les Miroirs – BatC, 18, avenue d’Alsace, 92926 Paris la Défense 92400 Coubevoie, France and registered with the Commerce and Company Registry under No. 323 623 603 RCS Nanterre (“Atos Origin”); ATOS EURONEXT MARKET SOLUTIONS HOLDING, a société par actions simplifiée à direction et conseil de surveillance, whose registered office is at 6/8 Boulevard Haussmann in Paris (75009) (“Provider”), acting on behalf of itself and its Affiliates (as defined below), and ATOSEURONEXT S.A., société anonyme à directoire et conseil de surveillance whose registered office is at Palais de la Bourse, Place de la Bourse, 75002 Paris, registered on the Paris Companies Register under the number 425 100 294 RCS, (“AtosEnronext”). (Euronext, Atos Origin, AtosEuronext and Provider collectively referred to herein as the “Parties” and each individually as a “Party”).

RECITALS

WHEREAS, Euronext and Atos Origin prior to the date hereof each owned (either directly or indirectly) 50% of the entire issued share capital of AtosEuronext, a company providing information technology (“IT”) services to Euronext in certain jurisdictions, including the Netherlands, Belgium, Portugal and France, and

WHEREAS, Atos Origin is an IT services company, and

WHEREAS, AtosEuronext owns, among other things, the NSC system which is used by Euronext’s cash trading markets as a common platform and which has been licensed to a number of other financial exchanges worldwide; and

WHEREAS, LIFFE (as defined below) is a wholly-owned, indirect subsidiary of Euronext which operates the London International Financial Futures and Options Exchange and plays a key role in the operation of the international derivatives business of Euronext, including the Amsterdam, Brussels, Lisbon and Paris derivatives markets which operate under the brand name “Euronextliffe”; and

WHEREAS, prior to the date hereof the division of LIFFE known as Market Solutions (“Market Solutions Division”) has created an electronic trading platform known as LIFFE CONNECT® which is used by all Euronextliffe derivatives markets as a single trading platform and which has been licensed to a number of other financial exchanges in North America and Asia; and

WHEREAS, Atos Origin and Euronext have formed Provider for the purpose of combining the services currently provided to Euronext by AtosEuronext and the Market Solutions Division along with other IT business; and

WHEREAS, Provider and its wholly owned subsidiaries are responsible for the IT facilities management of the information systems of Euronext and Euronext’s Affiliates; and

WHEREAS,

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WHEREAS, Atos Origin’s role in respect of any present and future IT services agreements shall be to ensure that its Affiliates deliver the corresponding services subject to and in accordance with the applicable terms thereof, and not to deliver such services directly; and

WHEREAS, the Parties wish to set forth a mutually agreed upon termination and transition plan

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certain other agreed upon termination events, and

WHEREAS, AtosEuronext is signatory to this Agreement solely for the purpose of giving effect to the revisions made hereunder to the Interim Contracts (as defined below).

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows

1.                         INTERPRETATION

1.1                    The following terms shall have the following meanings.

“Action Plan”

shall mean a plan of corrective actions to be performed by Provider and/or its Affiliates to remedy performance, which may include, without limitation, a waiver procedure with regard to the continued applicability of one or more QIs that have triggered Alert 1

“Affiliate”

in relation to a body corporate or person means (i) any body corporate or other person that it, directly or indirectly through intermediate bodies corporate or other persons, Controls, (ii) any body corporate or other person that, directly or indirectly through intermediate bodies corporate or other persons, Controls the first mentioned body corporate or person; and (iii) any body corporate Controlled by a person or body corporate described in sub-clause (ii) of this definition,

“Agreed Cost Allocation”	shall be as set forth and determined in accordance with Schedule 6.

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“Alert 1” and “Alert 2”	shall mean those levels of qualify of service in certain business areas set out in Schedule 2 (“Critical Service Levels”)

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London, France and the Netherlands.

“Claim Resolution Deadline Date”	shall have the meaning given in Clause 16.3

“Confidential Information”	shall have the meaning given to it in Clause 4.8

“Contractual Claims”	shall have the meaning given to it in Clause 5.2

“Control”

a person shall be deemed to have Control of a body corporate or other person if that person or body corporate, either directly or through intermediate bodies corporate or other persons, possesses or is entitled to acquire the majority of the issued share capital or the voting rights in that body corporate or person.

“Covered Losses”	shall have the meaning given to it in Clause 5.2

“Critical Month”	shall have the meaning given to it in Clause 3.7

“Critical Service Levels”	shall have the meaning given to it in Clause 3.6 and are set out in Schedule 2 to this Agreement.

“Effective Date”	shall mean the date of this Agreement set forth above.

“Existing Euronext Contracts”	shall mean the ITFMA, Network Services Agreement, and the Office Automation Agreement.

“Intellectual Property Rights”

shall mean patents, trade marks and service marks, rights in designs, trade or business names, domain names, copyrights, rights in database compilations and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Interim Contracts”	shall mean the Existing Euronext Contracts and the Interim Derivatives

SBU Contract.

“Interim Derivatives SBU Contract”

shall mean the agreement entered into on or about the date hereof between Provider (or an Affiliate) and Euronext (or an Affiliate) governing the provision of services, as set out therein, to the derivatives strategic business unit of Euronext, including, without limitation, services to LIFFE via LIFFE CONNECT®, a copy of which is attached hereto as Exhibit 1.

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“ITFMA”	shall mean the IT Facilities Management Agreement between Euronext and AtosEuronext dated October, 2004, a copy of which is attached hereto as Exhibit 2.

“Key Systems”

shall mean the NSC system and associated and ancillary hardware and software, LIFFE CONNECT® and associated and ancillary hardware and software, and other systems used by Provider and/or its Affiliates to provide the Services.

“L1FFE”

shall mean LIFFE Administration and Management, a wholly owned subsidiary of Euronext incorporated in England, whose registered office is at Cannon Bridge House, 1 Cousin Lane, London, EC4R 3XX and with registered number 01591809

“Losses”

shall mean all losses, liabilities, damages, claims, costs and expenses, including all legal and other costs and expenses arising out of the investigation, preparation, defence of any actual or threatened claim, proceedings or investigation in which a Party is involved.

“Network Services Agreement”	shall mean the Network Services Agreement between Euronext and AtosEuronext entered into on May 24, 2005, a copy of which is attached hereto as Exhibit 3.

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“Maximum Capacity”

shall mean the maximum volumes of order or trading instructions that can be processed by the Key Systems under normal circumstances as set out in the relevant individual service level agreements of the Interim Contracts.

“Office Automation Agreement”	shall mean the Office Automation Agreement between Euronext and AtosEuronext entered into on January 1, 2005, a copy of which is attached hereto as Exhibit 4.

“Parties”	shall have the meaning given thereto in the recitals.

“Preferred Supplier”	shall have the meaning set forth in Clause 3.18.

“QI”	shall mean the quality indicators defined in Schedule 2, comprising the various QIls, QI2s, QI3s and QI4s, each as defined therein.

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“Service Alterations”	shall have the meaning given in Clause 3.13.

“Services”

shall mean those services including the information technology and related services to be provided to Euronext and its Affiliates, including, without limitation, the provision of the Key Systems, as set out in the Interim Contracts, and the provision of all hardware and software, support and maintenance services related thereto, including any Service Alterations carried out by Provider and/or its Affiliates, but not including any Services individually terminated.

“Service Recipient”

shall mean a person to whom the Services are provided, or any person accessing the Services, either directly or indirectly, through such person or a client of such person, and/or any other person obtaining services similar to the Services from Provider or its Affiliates directly

“Shareholders’ Agreement”	shall mean the shareholders’ agreement entered into on or about the date hereof between Atos Origin and Euronext governing their relationship as shareholders in Provider

“Strategic Business Plan”	shall mean the three year strategic business plan as defined in the Shareholders’ Agreement.

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“Termination Event”	shall have the meaning given to it in Clause 6.

“Transition Period”

shall mean either (i) the period of any Transition Plan, or (ii) if no Transition Plan has been agreed, such period as Euronext may elect in accordance with Schedule 4, Part II, paragraph 1 (d) hereof.

“Transition Plan”

shall mean a plan for the transition of Services to Euronext or a service provider designated by Euronext on the occurrence of a Termination Event or the termination of an individual Service or Interim Contract including, inter alia, obligations substantially similar to those set out in

Schedule 4 (“Transition Obligations”)

1.1                    References in this Agreement to recitals, Clauses and Schedules are to recitals, Clauses and Schedules of this Agreement, and references in this Agreement to numbered paragraphs are to numbered paragraphs of the Clause or Schedule in which such reference is made, unless specified otherwise.

1.2                    The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3                    References in this Agreement to any statute, statutory provision, regulation or EC Directive include a reference to such statute, statutory provision, regulation or EC Directive as from time to time amended, modified, re-enacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute, statutory provision, regulation or EC Directive.

1.4                    References to any gender shall include all other genders.

1.5                    References to persons include individuals, bodies corporate, associations, partnerships, trusts or agencies, whether or not having a separate legal personality.

1.6                    References to any English legal term for any action, remedy, proceeding, document, court, official, status, concept, state of affairs or thing include, in respect of any jurisdiction other than England, a reference to the nearest equivalent in such jurisdiction to the English term.

1.7                    References to a day are to a period of 24 hours running from midnight.

1.8                    The words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the same meanings in this Agreement as defined in the Companies Act 1985.

1.9                    References in this Agreement to any Party shall include, or be deemed to be references to, (as may be appropriate) its respective successors and permitted assignees or transferees.

1.10              The respective agreements, representations, warranties, undertakings, indemnities and other statements contained in or made pursuant to this Agreement are to have effect, irrespective of anything revealed in any investigation made by or on behalf of any person.

1.11              In this Agreement, any undertaking by a Party not to do or to omit to do any act or thing includes an undertaking not to allow, cause or assist in the doing of or omission of such act or thing.

1.12              Unless otherwise expressly stated to the contrary, any reference to “notice” shall be deemed to require a notice in writing.

2.                         PROVISION OF SERVICES

2.1                    Subject to the express provisions of this Agreement, during the Interim Period and, if Euronext elects, during any Transition Period, A tos shall cause and Provider shall provide or cause its Affiliates to provide the Services, or such Services as Euronext shall elect, to Euronext and its Affiliates, in accordance with the terms of the Interim Contracts.

2.2                    Notwithstanding anything to the contrary contained therein, in the event of a conflict, ambiguity or discrepancy between the terms of this Agreement and the terms of any Interim Contract, the terms of this Agreement shall prevail as between the Parties.

3.                         OVERRIDING TERMS

Termination of the Interim Contracts

3.1                    The Parties agree that, notwithstanding anything to the contrary contained therein, none of the Interim Contracts shall terminate by reason of the expiry of their stated terms              *             and each of the Interim Contracts shall continue in force and shall be binding on the Parties               *               and such contracts shall be deemed to be amended to reflect this.

3.2                    Notwithstanding anything to the contrary herein or therein, Euronext may further extend the term of one or more of the Interim Contracts to cover any Transition Period or part thereof, in accordance with Schedule 4, Part II (d), provided that, subject to Clause 3.3, if Euronext invokes a Termination Event under Clause 6.3 (a) herein, all of the Interim Contracts shall be extended for the remainder of the period ending              *                                    after the Effective Date.

3.3                    If Euronext shall invoke a Termination Event under Clause 6.3(a) herein, Euronext may, if appropriate circumstances arise during the ensuing Transition Period, call a further Termination Event in accordance with Clause 6.3 (other than Clause 6.3(a)) notwithstanding that a Transition Period shall have already commenced and in such circumstances may terminate the Interim Contracts without the limitations set out in Clause 3.2.            *

3.4                    Unless otherwise agreed between the Parties in writing, the Interim Contracts will terminate as and when this Agreement terminates (and no Party shall have any claim thereunder or hereunder, save in respect of any breach by either Party of any obligation that either Party shall have failed to perform prior to such termination), but this is without prejudice to the termination of any Interim Contract in accordance with Clause 6.5.

Quality of services

Continuing application of existing service level and key performance targets

3.5                    During the Term, Provider will use its reasonable endeavours to and cause its Affiliates to provide such Services as it is required to provide to Euronext and its Affiliates in line with the service levels and key performance indicators set out in the Interim Contracts. In addition, Provider will use its reasonable endeavours to meet any additional service demands and requirements of Euronext and its Affiliates.

Critical Service Levels enabling Euronext to terminate

3.6                    Subject to Clause 3.9, distinct from any existing service level and/or key performance targets, and to reflect the importance of the role of Provider to Euronext and its Affiliates, the Parties have agreed on certain Critical Service Levels, set out in Schedule 2 (the “Critical Service Levels”), without prejudice to any remedies which Euronext and/or its Affiliates may have under the Interim Contracts. Quality of performance of the Services reaching the Critical Service Levels will not lead to commercial penalties and/or credits, but may give Euronext the ability to call a Termination Event in accordance with Clause 6.3(e) below and/or to exercise its call option under the Shareholders’ Agreement on the terms set out therein.

3.7                    The Parties agree that Euronext shall monitor the QIs for each calendar month, and that a given calendar month shall be recorded as a critical month (a “Critical Month”) if one or more QI1 has reached the relevant Alert 2 level and/or two or more other QIs have reached the relevant Alert 2 level. For the avoidance of doubt, one or more QIs reaching the level of Alert 1 will not cause a calendar month to be recorded as a Critical Month, but may trigger the corrective requirements described in paragraph 4 of Schedule 2.

3.8                    For the avoidance of doubt, the Critical Service Levels in no way alter or amend Provider’s obligation to provide or to cause its Affiliates to provide the Services in line with the applicable service levels and key performance indicators pursuant to Clause 3.5 above, and such service levels and key performance indicators shall have no bearing on Provider’s compliance with the Critical Service Levels.

3.9                    Euronext shall provide and Provider shall approve, such approval not to be unreasonably withheld or delayed, a clearly measurable method that shall be used to monitor Provider’s performance against the QIs during the Term, and the Parties shall work promptly to revise the proposal to make any necessary changes prior to approval.

Costs and investment

3.10              During the Term, Provider will, without entailing any reduction in the quality of the Services provided hereunder, reduce die cost to Euronext of the Services in line with Part I of Schedule 3 (“Costs and Investment”) and provide certain of the Services at the agreed costs set out in Part II of Schedule 3 (“Costs and Investment”). Such reductions and agreed costs are to be reflected in the fees charged to Euronext under the Interim Contracts.

3.11              Provider and its Affiliates shall deliver and improve the Services during the Interim Period in line with the agreed minimum revenue commitments set out in Part III of Schedule 3 (“Cost and Investment”).

3.12              Notwithstanding their terms, the Interim Contracts are hereby amended to reflect the revised cost basis, invoicing terms and payment terms set out in Part IV of Schedule 3 (“Costs and Investment”) Provider shall, and shall cause its subsidiaries to, invoice Euronext for the Services in accordance with such revised terms. The corresponding terms in the Interim Contracts shall be deemed to be amended to reflect this revised agreement as of the Effective Date.

Change control daring the Interim Period

3.13              Notwithstanding the commitments and restrictions contained herein, or elsewhere in the Interim Contracts, the Parties acknowledge that circumstances may arise during the Interim Period, whether as a result of strategic decisions, a change in the applicable regulatory regime or otherwise, that may require further development work and/or new services to be undertaken during the Interim Period or for existing Services to be supplemented or amended, including, without limitation, the development of new software, upgrades to existing software, installation of new hardware, or the update of disaster recovery systems (collectively, “Service Alterations”).

3.14              To the extent that Euronext wishes to implement Service Alterations it shall issue a written request for a quotation by Provider for the performance of the same. Upon agreement on the scope of work and price, Euronext shall issue a service order reflecting such terms to Provider, which shall use reasonable endeavours to implement the same in accordance with the terms of the applicable order.

3.15              Subject to complying with its obligations under Article 6 of the Master Agreement, if the Parties cannot agree on the terms of any Service Alterations, Euronext can seek such Service Alterations from a third party supplier, provided that at all times during the Interim Period Euronext shall position Provider as its Preferred Supplier.

Intellectual Property Rights

3.16              The Parties agree that the Intellectual Property Rights in any software developed or altered and any know-how generated during the Term shall belong to Provider, provided that, to the extent such developments and alterations have been solely funded (and their ownership by Euronext is specifically requested in a work order referring to this Clause) by Euronext and/or its Affiliates, it shall belong exclusively to Euronext, and Provider will use its reasonable endeavours to notify Euronext of the existence of such Intellectual Property Rights and to assist in transferring and registering such rights, to the extent that such rights may be capable of registration.

Assistance to regulators

3.17              The Parties acknowledge that nothing in this Agreement including, without limitation, any restrictions on disclosure shall prevent any of them from complying with the requirements, requests and suggestions of any applicable regulator or similar body. The Parties will use their reasonable endeavours to assist each other with any regulatory investigation or audit that may arise during the Term.

Preferred Supplier

3.18              To the extent that Euronext is specifically obliged to position Provider as its “Preferred Supplier” in this Agreement, Euronext shall look solely to Provider to be the supplier of the applicable services, provided that if the offer made by Provider does not match the request from Euronext in terms of conditions, quality of services and/or costs, in which case Euronext may ask a third party to make an offer to supply such services. If Euronext receives a more favourable offer in terms of conditions, quality of service and/or costs, Euronext shall be free to retain the services of the third party if Provider is unable to make a comparable offer to Euronext, within a period often (10) Business Days following the receipt of notice from Euronext specifying the features of the third party offer which Euronext assessed to be more competitive.

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4.7                    Each Party shall, if it considers it reasonably necessary in the circumstances, provide the other Parties, without unreasonable delay, with the financial and operating data and other information that are reasonably required or reasonably requested             *            foregoing shall not require a Party to disclose any information that, in its reasonable judgment, would violate a Party’s obligations with respect to confidentiality. In addition, each Party shall, and shall cause each, of their officers, employees, agents, accountants, and counsel to, afford the officers, employees, agents, accountants, counsel, and other representatives of the other Party reasonable access, during regular business hours and upon reasonable advance notice, to its offices, properties, plants, other facilities, books and records, officers, directors, employees, agents, accountants, and counsel, provided, however, that the foregoing shall not require a Party to permit any inspection that, in its reasonable judgment, would violate a Party’s obligations with respect to confidentiality, and that such inspections shall be conducted in a manner so as not to unreasonably disrupt the conduct of the business of the other Party

Confidentiality

4.8                    Each party shall treat as confidential all sensitive, non-public information of the other (“Confidential Information”) obtained as a result of negotiating and entering into this Agreement or any of its business or assets or, in the case of Provider and its Affiliates, through the provision of Services to Euronext and its Affiliates and which relates to:

(a)                    the provisions of this Agreement and/or the New Contract;

(b)                   the negotiations relating to this Agreement and/or the New Contract;

(c)                    Provider and its Affiliates or their business or assets, or

(d)                   any other Party and their Affiliates or business or assets.

4.9                    Each Party shall

(a)                    not disclose any such Confidential Information to any person other than to any of its directors or employees whose duties reasonably require them to know such information,

(b)                   not use any such Confidential Information other than for the purpose of developing or negotiating the New Contract; and

(c)                    procure that any person to whom such Confidential Information is disclosed by it complies with the restrictions set out in Clauses 4.8 to 4.14 as if such person were a party to this Agreement.

4.10              Notwithstanding the provisions of Clause 4.9, any Party may disclose any Confidential Information:

(a)                    if and to the extent required by applicable law or regulation, provided that, the Party intending to make such disclosure shall use its reasonable endeavours, consistent with such applicable law or regulation, to consult with the other Party with respect to the manner and form of any necessary disclosure;

(b)                   if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement for information has the force of law, provided that the Party intending to make such disclosure shall use its reasonable endeavours, consistent with any applicable law, to consult with the other Party with respect to the manner and form of any such disclosure;

(c)                    to its professional advisers, auditors and bankers, provided the same agree to appropriate confidentiality undertakings, or

(d)                   if and to the extent the information has come into the public domain through no fault of that Party or through a breach of this Agreement or the Shareholders’ Agreement.

4.11              Except as provided in Clause 4.12 below, neither Party shall make, or cause to be made, any public disclosure, press release or announcement regarding the execution or terms of this Agreement or the preparations or negotiations for the New Contract without the prior approval of the other Parties hereto, which approval shall not be unreasonably withheld or delayed.

4.12              Notwithstanding the previous provisions of Clause 4.11, any Party may, whenever practicable after consultation with the other Parties, make a public disclosure, press release, or announcement:

(a)                    if and to the extent required by applicable law or regulation; or

(b)                   if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement for information has the force of law.

4.13              In the event that this Agreement terminates                        *            for whatever reason, Provider will, upon the written request of Euronext, promptly deliver or cause to be delivered to Euronext or destroy, with such destruction to be certified to Euronext, all documents or other matter furnished by Euronext or its agents or representatives to Provider or Provider’s representatives in connection with the preparations or negotiations for a New Contract, together with all copies thereof in the possession of Provider or the Provider’s representatives.

4.14              The restrictions contained in Clauses 4.8 to 4.13 shall continue to apply to each Party without limit in time.

Fees and Expenses

4.15              Euronext and Provider shall each bear their own costs, fees, and expenses incurred in connection with the development, preparation, negotiations, execution, and delivery of the New Contract, including, without limitation, fees and expenses of financial, legal, and accounting advisors and other outside consultants

5.                         UNDERTAKINGS BY PROVIDER

5.1                    Provider undertakes to Euronext that it shall

(a)                             *       use its reasonable endeavours to retain any key employees that play a significant role in the provision of the Services to Euronext and its Affiliates, including but not limited to any employees referred to in any retention plan implemented by Provider and/or its Affiliates,

(b)                   Ensure that the Services are provided in accordance with all applicable laws and regulations, provided that, unless otherwise expressly stated herein, Euronext shall be responsible for notifying the Provider of changes that should be made in performance of the Services to correct any actual or potential non-compliance with applicable laws and regulations relating specifically to the regulated status of Euronext and its Affiliates, such changes to performance to be dealt with as Service Alterations in accordance with the terms hereof; and

(c)                    Use its reasonable endeavours along with Euronext to agree on a Transition Plan within       *      following the Effective Date, and any additional period as instructed by Euronext.

Insurance and indemnity

5.2                    The Parties recognise that Euronext and its Affiliates wish to be protected during the Term against (a) Losses relating to the Services arising from claims against Euronext and/or its Affiliates by Service Recipients (“Recipient Claims”), and (b) all other Losses relating to the Services to the extent that they arise as a result of failure, negligent performance of, breach of other events in connection with Provider’s obligations under this Agreement and/or the Interim Contracts in accordance with their terms (“Contractual Claims”, together with Recipient Claims, the “Covered Losses”).

5.3	*

5.4	*

5.5	*

5.6	*

and the Parties shall cause it to, if requested, execute a power of attorney to allow Euronext to act on its behalf in this respect.

5.7                    If Euronext shall reasonably request, Provider shall promptly provide any details relating to the provision of its Services, including any performance relating to Losses, or any statement in respect thereof                     *                                .

5.8                    If at the Effective Date or at any time during the Term place then, notwithstanding anything else in this Agreement or the Interim Contracts, Euronext shall                       *                                 and the Parties shall use all reasonable endeavours to assist Euronext with the same. In addition, Provider shall use all reasonable endeavours to provide Euronext with any assistance necessary to manage                       *                                 ; including by providing Euronext or such person as it shall nominate with such information regarding the performance of the Services by Provider as Euronext may require.

5.9                                *             Provider shall at all times maintain adequate insurance cover itself over (a) the assets of Provider’s business, and (b) any liabilities that may arise in the course of its business, whether under this Agreement or otherwise.

6.                         TERM, TERMINATION AND EXIT

Term

6.1                    This Agreement shall commence on the Effective Date and shall terminate and have no further effect, subject to any obligations of confidentiality set out herein,                         *                *                           at the end of the Term (which shall be a maximum period of:              *              unless terminated in accordance with the terms of this Agreement),              *              .

Exit management

6.2                    Unless otherwise agreed between the Parties, at the Effective Date the Parties will assign a technical team to work together to agree upon the Transition Plan that will permit Euronext to transfer the provision of the Services to other parties              *              .

Termination Events

6.3                    The following shall, if Euronext shall elect by giving notice in writing to Provider and Atos, constitute a “Termination Event”.

(a)                                                                                         *

(b)                   It becomes illegal or contrary to the requirements of Euronext’s regulatory regime as explicitly stated by a Euronext regulator for the Services to continue to be provided by Provider and/or its subsidiaries, whether as a result of any decision by an applicable regulator, or otherwise;

(c)                    The occurrence of an act of God, civil disturbance, explosion, sabotage, strike, riot, flood, act of public enemy, war, or terrorist act, provided that such occurrence was outside the control of the Parties which substantially prevents Provider from performing the Services for a period of 30 days;

(d)                   Any of the Parties becomes insolvent, ceases trading, enters into liquidation, whether compulsory or voluntary, other than for the purposes of an amalgamation or reconstruction, or makes an arrangement with its creditors or petitions for an administration order or if a trustee, administrator or administrative receiver or general officer is appointed over all or any part of its assets or if it generally becomes unable to pay its debts, or

(e)                    Provided that a methodology has been approved in accordance with Clause 3.9, there is unacceptable quality of service, in that a Critical Month is recorded for any three (3) calendar months in any five (5) calendar month period, and the escalation processes in the applicable Interim Contracts and Schedule 2 have been ineffective to remedy the issue to the Parties’ mutual satisfaction such that Euronext has issued a notice to Provider stating that this is the case.

Consequences of a Termination Event

6.4                    On the occurrence of a Termination Event:

(a)                    any agreed Transition Plan shall come into effect and the Parties agree to comply with its provisions, or, if no Transition Plan has been agreed, the Parties will carry out the obligations set out in Schedule 4 (“Transition Obligations”) which, for the avoidance of doubt, will include, if Euronext shall so elect, the continued provision of the Services (including the Key Systems), and

(b)                   the Agreed Cost Allocations in Schedule 6 will be complied with.

Termination of individual Services or Interim Contracts

6.5                    Without prejudice to any other of Euronext’s rights under this Clause 6, in the event that:

(a)                    There is              *              or

(b)                   a significant change in the              *

or

(c)                    there is              *              .

and Euronext gives Provider              *              year’s notice of termination, or

(d)                   any              *              as amended by this Agreement becomes              *              ,

Euronext may, provided it              *              .

Continued right to the Key Systems

6.6                    To the extent not otherwise provided for in this Agreement, and save as may otherwise be expressly agreed in writing, the Parties agree that they shall include in the Transition Plan or under Schedule 4 and agree all the terms of commercial licences and other agreements about which the Parties are then aware that will be required by Euronext to enable it and its Affiliates to use, operate and modify (for it and its Affiliates) and, if it shall elect, to have transferred to it, all the assets and rights constituting the Key Systems after the termination of the Agreement, provided that the pricing for such licences (which shall be on a one-off basis) shall be in accordance with the licensor’s public price list and shall not exceed, for the NSC system, a one-off amount of twice the annual amount of the NSC, Software Licence Price (as such term is used in the ITFMA) and, for the LIFFE CONNECT® system, a one-off amount of twice the annual amount of the LIFFE CONNECT® licence price and shall not duplicate any Agreed Cost Allocation amount that may be payable by Euronext under Schedule 6 hereto. If, for whatever reason, another Party to this Agreement or one of its Affiliates shall at any time own or be a, licensee from a party other than Euronext or its Affiliates of any such asset or right, it will grant Euronext a licence to use such asset or right to provide the Key Systems whilst it retains any such interest in accordance with its standard pricing and licensing terms and the pricing limits set out above, For the avoidance of doubt, nothing in this Clause 6.6 shall give Euronext the right to sell any rights licensed pursuant to this Clause to third parties

6.7                    The provisions of Clause 6.6 shall survive the termination of this Agreement for whatever reason.

7.                         NOTICES

7.1                    All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice)

(a)                    To Euronext:

Euronext
LRCEA
39 rue Cambon F 75039
Paris Cedex 01
France

Fax: +33 1 49 27 54 18

Attention:     The Executive Director;

(b)                   To Atos Origin:

Atos Origin
Tour Les Miroirs
18, Avenue d’Alsace
92926 Paris La Défense Cedex
France

Fax: +33 1 55 91 25 25

Attention:     The Chairman & CEO,
                        and copy to The General Counsel,

(c)                    To AtosEuronext S.A.:

AtosEuronext S.A.
C/o Atos Euronext Market Solutions
6/8 Boulevard Haussmann
75009 Paris
France

Fax: +33 1 73 03 03 15

Attention:     The President
                        and copy to The Finance Director; and

(d)                   To Provider:

Atos Euronext Market Solutions Holding
6/8 Boulevard Haussmann
75009 Paris
France

Fax: +33 1 73 03 03 15

Attention:     The President
                        and copy to The Finance Director.

7.2                    All notices shall be deemed to have been duly given as follows:

(a)                    if sent by registered mail, return receipt requested, seven Business Days after mailing;

(b)                   if sent by telecopy, then provided that a copy of the notice is also mailed by registered mail return receipt requested by no later than the next Business Day following the sending of the telecopy in question, notice shall be deemed to be given on such next Business Day following the sending of the telecopy; or

(c)                    if by personal delivery or by outside overnight delivery service, then on the next Business Day following the day of such delivery, provided that it shall be required that in the case of personal delivery the addressee or a person at the premises signs and dates a receipt and that in the case of an outside overnight delivery service, such service provides an attestation as to the date and place of the delivery.

8.                         NO PARTNERSHIP

8.1                    Nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the Parties or constitute any Party the agent of any other Party for any purpose.

9.                         COSTS AND EXPENSES

9.1                    Except as otherwise stated in this agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

10.                  ASSIGNMENT AND VARIATION

10.1              This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties; provided, however, that any Party may assign its rights under this Agreement to any of its Affiliates upon written notice to the other Parties. The Party assigning its rights under this Agreement to an Affiliate shall still be liable for such assigned rights until and unless a valid novation is executed.

10.2              This Agreement and the exhibits and schedules attached to this Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorised officers or representatives.

11.                  ENTIRE AGREEMENT

11.1              Save as expressly set out to the contrary herein, the terms and conditions contained in this Agreement constitute the entire agreement among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications among the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon a representation, warranty or undertaking of the other Parties that is not set out, referred to or incorporated in this Agreement.

12.                  THIRD PARTIES

12.1              Except as expressly stated in this Agreement, a person who is not a Party to this Agreement may not enforce any of its terms under the Contract (Rights of Third Parties) Act 1999, nor shall the consent of any such third party be required for the amendment or termination hereof.

12.2              The Parties undertake to use their reasonable endeavours to ensure that their Affiliates comply with those provisions of this Agreement that are applicable to them.

13.                  REMEDIES AND WAIVERS

Delay or omission

13.1              No failure or delay on the part of any Party in the exercise of any power or right under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

Damages not an adequate remedy

13.2              Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this Agreement. It is accordingly agreed that the Parties shall be entitled, to the fullest extent possible under applicable law, to an injunction or injunctions, or other equitable remedies including, without limitation, the remedy of specific performance from a court of competent jurisdiction to prevent breaches of this Agreement, this being in addition to any other remedy to which they are entitled.

14.                  INVALIDITY

14.1              If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be amended to give effect thereto to the greatest extent permitted by applicable law and, if such amendment is not permitted by applicable law, shall be severed from the agreement in which it is included and shall be inoperative, and the remainder of the agreement shall remain binding on the Parties hereto

15.                  COUNTERPARTS

15.1              This Agreement may be signed in one or more counterparts (including by facsimile), each of which shall constitute an original and all of which together shall constitute one and the same agreement.

16.                  APPLICABLE LAW

16.1              This Agreement and the relationship among the Parties to it shall be governed by and construed in accordance with English law.

16.2              Without prejudice to Clause 13.2, any controversy, claim or disputes arising under or relating to this Agreement between any of the Parties, shall be resolved through the procedures specified in this Clause 16. The resolution of any disputes under this section (whether through the negotiation, mediation or arbitration procedures specified herein) shall be final and binding upon the Parties to such dispute. The procedures set forth in this section shall be initiated by the delivery of a written notice by any of the Parties to another Party stating that the claiming Party has a claim against the other Party, describing in reasonable detail the nature and amount of such claim and the basis thereof.

16.3              Prior to the submission of any dispute to the arbitration procedure specified in Clause 16.4, in the Parties shall make every effort in good faith to resolve such dispute by mutual agreement within sixty (60) days following the initiation of the procedures set forth in this section (the date on which such sixty (60) days expires, or any extension of such period as the Parties may mutually agree to in writing, is hereby called the “Claim Resolution Deadline Date”).

16.4              All disputes arising out of or in connection with this Agreement and which have not been resolved by the Claim Resolution Deadline Date shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said rules. With respect to such arbitration, the Parties agree that the seat of the arbitration shall be Paris, and that the arbitral proceedings shall be conducted in English.

16.5              The fees and expenses of the arbitration shall be shared equally by each Party. Except as otherwise provided in the proceeding sentence, each Party to the dispute shall bear all costs and expenses incurred by it in connection with the conduct of the procedures described in this section.

16.6              Any dispute resolution proceeding held pursuant to this Clause 16 shall not be public. In addition, except as may be required by law, each Party to the dispute, their respective representatives, the arbitrator shall strictly maintain the confidentiality of all issues, disputes, arguments, positions, interpretations, awards, determinations, enclosures, exhibits, summaries, compilations, studies, analyses, notes, documents, statements, schedules and other similar items associated therewith

16.7              Without prejudice to Clause 13.2, the Parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and binding.

IN WITNESS WHEREOF this Agreement has been entered into on the day and year first above written -

SIGNED by HUGH FREEDBERG	)	/s/ Hugh Freedberg
for and on behalf of	)
EURONEXT N.V.	)

AND SIGNED by OLIVIER LEFEBVRE	)	/s/ Olivier Lefebvre
for and on behalf of	)
EURONEXT N.V.	)

SIGNED by GÉRARD GUERGUERIAN	)	/s/ Gérard Guerguerian
for and on behalf of	)
ATOS ORIGIN S.A.	)

SIGNED by JEAN-MARC BOUHELIER	)	/s/ Jean-Marc Bouhelier
for and on behalf of	)
ATOSEURONEXT S.A.	)

SIGNED by JEAN-MARC BOUHELIER	)	/s/ Jean-Marc Bouhelier
for and on behalf of	)
ATOS EURONEXT MARKET	)
SOLUTIONS HOLDING S.A.S.	)

SCHEDULE 1

List of exhibited documents

1.         Interim Derivatives SBU Contract;

2.         ITFMA;

3.         Network Services Agreement; and

4.         Office Automation Agreement.

SCHEDULE 2

Critical Service Levels

This Schedule sets out the Critical Service Levels agreed between the Parties.

Principles

1.                          The Parties agree that the Critical Service Levels are not substitutes for and do not alter any target service levels previously agreed in relation to the Services and set out in the Interim Contracts. The aim of the Critical Service Levels is to monitor and enable Euronext to act upon any significant deterioration in the provision of the Services by Provider and its Affiliates.

2.                          The Parties agree that, within a given Global Business Area (as defined and set out below) during a given calendar month, one incident cannot be treated as the cause of more than one QI hitting Alert 1 or Alert 2 in such Global Business Area.

Alert levels

3.                          The Critical Service Levels are defined by reference to a number of distinct. Business Areas and are split into two categories, each of which represents a deterioration in the quality of performance by Provider measured in aggregate minutes over a calendar month. A sustained deterioration of performance in a given Business Area during an individual calendar month would first trigger “Alert 1” and, if it continues to deteriorate, would subsequently trigger “Alert 2”

4.                          Alert 1 is designed to enable Provider to implement a remedy. If Alert 1 is triggered, Provider will immediately and expeditiously compile an Action Plan, the costs of which will be borne by Provider, unless such actions involve the purchase of new hardware and/or software in which case the Parties will negotiate to agree the amount, if any, to be contributed by Euronext. The costs associated with each Action Plan will be agreed and the Parties recognise that Provider is not expected to pay all of the costs associated with each Action Plan. For the avoidance of doubt, triggering Alert 1 in a number of months will not trigger Alert 2. Whether or not Provider has already compiled an Action Plan in respect of the same deterioration, should performance in a relevant Business Area deteriorate to the level of Alert 2, Provider shall propose a distinct Action Plan in respect of such deterioration

5.                          The system of Alerts shall remain in force during the implementation of any agreed Action Plan. However, if quality of performance in a given Business Area has deteriorated to the level of Alert 1 or Alert 2 and Provider has proposed a reasonable Action Plan in accordance with the above paragraph and Euronext shall have rejected or delayed the implementation of such Action Plan by more than two (2) months, or such Action Plan is currently in progress and not yet implemented, the Parties agree that the triggering of Alert 1 or Alert 2 for the same cause and in the same Business Area only will not occur until the Parties have agreed on and have implemented a corrective Action Plan.

6.                          The application of the Critical Service Level regime under this Schedule may be waived temporarily if significant new or updated hardware or software is installed to provide the Services, in relation to such hardware or software, and if Euronext refuses to provide such waiver Provider shall be under no obligation to implement any such changes.

7.                          If Provider shall have developed or recommended an Action Plan at no additional charge to Euronext, or if Provider shall have identified and notified Euronext of a reasonable change to the provision of the Services which, if implemented, would prevent an Alert from occurring, such Alert will be excluded from the Critical Service Level regime until the identified change has been implemented.

8.                          If Euronext shall have accepted a change to or modification of the provision of the Services that includes any actually known error, defect or fault and such error, defect or fault subsequently triggers an Alert, the Parties agree that such Alert shall be excluded from the Critical Service Level regime.

The seven key Business Areas

9.                          The Parties have agreed on seven (7) key business areas subject to the Alert system (“Business Areas”).

*

*

(c)                    Derivatives SBU Products traded on the Financial trading host;

(d)                   Derivatives SBU Products traded on the Equities trading host;

(e)                    Information Services SBU – Dissemination of market data feed to vendors and calculation and dissemination of Euronext indexes (the “IS Business Area”);

(f)                      Cash SBU Post Trading Services; and

(g)                   Derivatives SBU Post Trading Services

The Business Areas set out in the above sub-paragraphs (a), (b) and (f) shall be collectively known as the “Cash Business Area”, and those set out in (c), (d) and (g) as the “Derivatives Business Area” (and together the Derivatives Business Area, the Cash Business Area and the IS Business Area shall be known as the “Global Business Areas”). The Parties agree that during the twelve (12) months immediately following the Effective Date, notwithstanding anything else set out in this Agreement, they shall treat each of the Global Business Areas as being distinct, in that, in order to call a Termination Event under Clause 6.3(e) of this Agreement, (i) the aggregation of QIs and Alerts to record a Critical Month shall be calculated on an individual basis for each of the Global Business Areas, and that (ii) a Termination Event under Clause 6.3(e) during such period can only be called in relation to a series of Critical Months (as set out in Clause 6.3(e)) recorded in one of such Global Business Areas.

Quality indicators and monitoring

10.                    For each Business Area there are distinct quality indicators (“QI”), defined as follows (subject to any variations in specific Business Areas set out in paragraph 12 of this Schedule).

(a)                    Duration in minutes of total market or service interruptions (“QI1”) The total length of a market or service interruption after a Euronext SBU has determined a market or service to be not viable and, as a result, users are denied access; and such market or service interruption period shall include any pre-open phase required to reopen the market;

(b)                   Duration in minutes of partial market or service degradations (“QI2”) A partial degradation occurs when (i) a subset of financial instruments traded on one or more markets operated by Euronext and/or its Affiliates accounting for at least            *            of the traded volume for a given Business Area are unavailable for trading, (ii) users accounting for at least            *            of the traded volume of a given Business Area cannot access the market or service (and users shall include Service Recipients, access points and Euronext Derivatives or Cash Market Operations, although the volume threshold does not apply to CMO and DMO, in respect of which the degradations considered are those when market operation tools (e.g. SPI for Cash Markets and M&C Observer for Derivatives) are wholly unavailable), (iii) the securities of a company undergoing a public offering are not available for trading on the first scheduled trading day or a new derivative product is not available for trading on the first scheduled day of trading, or (iv) market schedules (including, without limitation “pre-open”, “market open”, and “market close”) are delayed. The assessment of the 15% threshold applicable to (i) and (ii) above shall be calculated using market statistics over the 3 preceding months;

(c)                    Order or message processing slowdowns in minutes for all periods where Maximum Capacity has not been exceeded (“QI3”). slowdowns are defined as trading or pre-opening phases of            *            during which            *            of orders or messages are processed in one second or more. QI3 is obtained by the sum of these slowdowns over any calendar month. Only trading phases with more than 200 orders are considered. For the Business Areas in sub-paragraphs 9(c), 9(d) and 9(e), QI3 will hit Alert 1 and Alert

2 levels regardless of the calculation above, if the monthly percentage of orders or messages processed in less than one second, is respectively lower then    *    and    *    and

(d)                    Duration in minutes of Post Trade service degradations (“QI4”):Post trade service degradations are defined as periods when a service is not available (applies to post trade services only) as further defined in sub- paragraphs 12(f) and (g) below.

(e)                     The Parties note that an Action Plan has previously been developed for QI3 in the Business Areas in sub-paragraphs 9(c) and 9(d) with a view to increasing the Maximum Capacities by June 2006. Furthermore, QI3 as applicable to the Business Area in sub-paragraph 9(e) is suspended for Information Services until Provider shall have implemented appropriate measurement tools

11.                   QI1, QI2 and QI3 apply to Business Areas set out in sub-paragraphs 9(a) to (e) in and QI4 applies only to the Business Areas set out in sub-paragraphs 9(f) and (g). The relevant QI thresholds triggering Alerts are set out in paragraph 12 below and in sub-paragraph 10(c) above.

12.                   Alert systems for each Business Area

(a)                     Cash SBU Products listed or traded on NSC-VE (CP1)

Cash Products 1

All in minutes	Total market interruptions (QI1)	Partial market degradations (QI2)	Order processing Slowdowns (QI3)
Thresholds (per month)	Alert 1: * Alert 2: *	A1: * A2: *	Sum of slowdown phases A1. * A2. *
Rules			Slowdowns measured from Hub to trading host to Hub (opening and closing phases excluded).

(b)                    Cash SBU Products listed or traded on NSC-VW, NSC-VL, TCS (CP2)

Cash Products 2

All in minutes	Total market interruptions (QI1)	Partial market degradations (QI2)	Order processing slowdowns (QI3)
Thresholds (per month)	Alert 1 * Alert 2: *	Al: * A2 *	Sum of slowdown phases: Al * A2: *
Rules			Slowdowns measured from Hub to trading host to Hub (opening and closing phases excluded).

The alert levels are a weighted average of levels for each of the 3 systems considered, NSC VW, NSC VL and TCS, with the respective weighting     *

As a consequence, a market interruption affecting the NSC VW service alone will trigger Alert 1 only if its duration is at least equal to       *      . To trigger Alert 2, such a market interruption needs to last:      *       minutes

(c)                     Derivatives SBU Products traded on the financial trading host (DPF)

Derivatives Products – Financials

All in minutes	Total market interruptions (QI1)	Partial market degradations (QI2)	Order processing slowdowns (QI3)
Thresholds (per month)	Alert 1 * Alert 2 *	Al. * A2: *	Sum of slowdown phases’ Al * A2 *
Rule			Slowdowns measured at the trading host (opening and closing phases excluded)

(d)                    Derivatives SBU Products traded on the Equities trading host

Derivatives Products – Equities

All in minutes	Total market interruptions (QI1)	Partial market degradations (QI2)	Order processing slowdowns (QI3)
Thresholds (per month)	Alert 1. * Alert 2: *	Al: * A2. *	Sum of slowdown phases A1 * A2: *
Rule			Slowdowns measured at the trading host (opening and closing phases excluded).

(e)                     Information services – Market data feed and Indexes

Information Service

All in minutes	Total service interruptions (QI1)	Partial service degradations (QI2)	Message processing slowdowns (QI3)
Thresholds (per month)	Alert 1. * Alert 2: *	A1: * A2. *	Sum of slowdown phases Al. * A2. *
Rules	Outages apply to EMDS and associated interfaces only and exclude any time attributable to the software supplier of EMDS as governed by “Cicada — IS-SBU Contract”	Degradations apply to EMDS and associated interfaces, only and exclude any time attributable to the software supplier of EMDS as governed by “Cicada — IS-SBU Contract”	Slowdowns apply to EMDS and associated interfaces only

The alert levels in the table above are a combination of distinct levels for each of the 2 areas considered, Market data feed and Indexes, with the respective weightings of   *   and     *

To trigger Alert 1 (respt 2), a total service interruption of MDF or Key Indexes alone needs to last at least      *

Specific QI definition for Indexes

All in minutes	Total service interruptions	Partial service degradation	Message processing slowdowns on key indexes
Rule

Total service interruption occurs when some Key indexes are not calculated or disseminated. Key indexes are indexes which serve as underlying of derivatives contracts traded on Euronext markets or which are generating license fees from external parties.

Partial Service degradation occurs when some Non Key indexes are not calculated or disseminated. Non Key indexes are all indexes calculated and disseminated by Euronext which are not Key indexes based on the adjacent definition.

Not Applicable

(f)                      Cash SBU Post Trading Services

Cash Post Trading Services

All in minutes	Post Trade service degradations Cash SBU QI4
Thresholds (per month)	Alert 1 * in one single day or * over one calendar month Alert 2. * in one single day or * over one calendar month
Rule	Post Trade service degradations occur when delivery of trades to the clearing system is wholly interrupted

(g)                   Derivatives SBU Post Trading Services

Derivatives Post Trading Services

All in minutes	Post Trade service degradations Derivatives SBU QI4
Thresholds (per month)

Alert 1.            *            in one single day or            *            over one calendar month or EDSP not provided in LCH Clearnet by 9pm UKtime once in a calendar month
Alert 2.            *            in one single day or            *            over one calendar month or EDSP not provided LCH Clearnet by 9pm UK time            *

Post Trade service degradations occur when delivery of continental derivatives trades to the clearing system is wholly interrupted OR when TRS is wholly unavailable OR when CPS is wholly unavailable

SCHEDULE 3

Costs and investment

PART I – Provider cost redaction obligations and methodology

1.                         As soon as practicable, and in any event within 90 days after the Effective Date, Provider will submit to Euronext a savings plan (for this Schedule only, the “Savings Plan”) containing a list of projects that will, if approved by Euronext, generate for Euronext at least of            *            of savings annually beginning thirty (30) months from the Effective Date (when compared with the pro forma aggregate amounts charged to Euronext and its Affiliates during the year ended 2005 pursuant to the Interim Contracts), provided that Euronext agrees to contribute on a one-off basis and if required up to an aggregate of            *            byway of investment during such thirty (30) month period For the avoidance of doubt, actions or projects initiated during the first six calendar months of 2005 that have generated or will generate savings are to be included in the            *            Savings Plan target.

2.                         If Euronext rejects a specific project in the Savings Plan, the agreed cost reduction of            *            will be decreased by the amount of the cost reduction Provider can evidence was to be generated by such project.

3.                         Each specific project in the Savings Plan will include a detailed business case describing the one-off cost associated with such project and the related impact on the service fee charged to Euronext.

4.                         The following two tables set out indicative descriptions of the anticipated cost savings in given areas:

a.         Indicative High-level description of cost redactions and related one-off costs

In M€	Savings	One-off costs
Staff savings	*	*
Data centre and office savings	*	*
Support functions	*	*
Telecom or other technical	*	*
costs	*	*
Hardware refresh	*	*
Total	*	*

b. Indicative timing of cost savings implementation

	2005	2006	2007	2008
Cost Savings	*	*	*	*
One-off costs	*	*	*	*
Cumulated synergies	*	*	*	*

5.                         The overall cost reductions discussed in this Schedule and to be set out in the Savings Plan are based on the assumption that the current premises used by LMS are charged to LMS at a rate of    *    Euros per year (including data centre and offices)

6.                         In the event that this assumption is incorrect for whatever reason, the savings achieved by the Savings Plan will be altered to reflect such changes.

PART II – Agreed Costs

Run

7.                         The Parties agree that:

a.                         In the event of an agreed reduction in the scope of Services, any charge to Euronext for the Services will be reduced to reflect such change of scope and Euronext will pay for the costs as set out below:

*

b.                        In the event of an agreed increase in the scope of Services:

i                               The cost of any new hardware and associated software and services required to perform the Services will be invoiced to Euronext at            *            and

ii                            Such new Services will be charged at    *

Projects

8.                         The Parties agree that the billing rate for any specific projects not falling within the Services is set as follows
*
*

*

PART III – Agreed spending levels

9                            The Parties agree that the minimum volume commitment for any Euronext IT projects will be    *

PART IV – Cost basis, invoicing and payment terms

10        The Parties agree on the following invoicing and payment terms:

a.                                                                                              *

b.                                                                                              *

SCHEDULE 4

Transition Obligations

It is generally intended that any handover of the Services during a Transition Period be covered by an agreed Transition Plan. This Schedule sets out the obligations on Euronext and Atos Origin in the unlikely event that a Termination Event occurs or Euronext exercises its partial termination rights under Clause 6.5, and no formal Transition Plan has been agreed. The Parties agree that the aim of this Schedule is to ensure that the Transition Services (as defined below) continue to be provided to Euronext and its Affiliates without interruption during any period of transition during which such Transition Services are assumed by a New Outsourcing Contractor or Euronext and, if relevant, to ensure that Euronext and/or Provider can still service third party contracts.

For the purposes of this Schedule only, the following terms shall have the following meanings:

“New Outsourcing Contractor”

shall mean one or more third party provider whom Euronext may appoint to provide some or all of the Transition Services on termination of this Agreement, including any provider invited by Euronext to provide proposals for providing such Transition Services.

“Obligor”

shall be (i) Atos Origin if a Termination Event shall have occurred or if Euronext shall have exercised its partial termination rights under Clause 6.5, provided that in any event it shall be (ii) Euronext, if it shall have exercised its call option under Clause 13 of the Shareholders’ Agreement.

“Parties”	shall mean Atos Origin and Euronext.

“Third Party Supplier”	shall mean an external supplier to Provider of hardware, software, communications, premises and/or services in connection with the Services.

“Transferring Assets”	shall mean the assets used to provide the Transition Services including, without limitation all assets necessary to operate the Key Systems.

“Transition Services”

shall, (i) for the purposes of determining the responsibilities of the Parties after a Termination Event, include the Services along with all services, as Euronext may elect, provided by Provider and its subsidiaries to parties other than the Parties or their Affiliates immediately prior to termination, and (ii) for the purposes of determining the responsibilities of the Parties after Euronext has elected to terminate any Interim Contract pursuant to Clause 6.5, shall mean such Interim Contract, as the case may be.

PART I – General obligations during a Transition Period

Without limiting the specific obligations set out in Part II of this Schedule, during a Transition Period the Parties shall, in good faith, agree procedures and a timescale for the following, provided that, if the Parties cannot agree within a reasonable period of time, Euronext shall be able to decide such procedures and timescales using its commercially reasonable judgement.

1.                         A programme for the transfer process, including details of the means of ensuring continuing provision of the Services throughout the transfer process;

2.                         Plans for communicating with staff, suppliers and customers of each Party to avoid any detriment to Euronext’s business as a result of the transfer;

3.                         Plans for the transfer of personnel engaged in the undertaking;

4.                         A list of the security tasks necessary at termination;

5.                         Processes and procedures used in the performance and monitoring of the Transition Services,

6.                         Establishing comprehensive lists of (i) the assets used to provide the Transition Services, (ii) the contracts relating to software and other Intellectual Property Rights whether of Provider or any Third Party Supplier, used to provide the Transition Services, (iii) documentation and source code for any software developed by Provider in the course of providing the Services, and (iv) up-to-date documentation used in delivering the Transition Services.

PART II – Specific obligations during a Transition Period

1.                         In each case if Euronext so elects, Obligor shall use its reasonable endeavours to procure that.

General obligations

(a)                     Provider will liaise with the Parties, making available for such purposes such Provider liaison staff as the Parties may reasonably require, and acting in good faith, to ensure a mutually satisfactory handover to Euronext and/or any New Outsourcing Contractor the assets, rights, staff and know-how used historically in providing the Transition Services.

(b)                    Provider shall cooperate fully with Euronext, any New Outsourcing Contractor and Third Party Suppliers in order to ensure an orderly transfer of the Transition Services to one or more New Outsourcing Contractors, Euronext and/or its Affiliates

(c)                     The Provider will

(i)                       provide information on the Transition Services in sufficient detail to form the basis of an invitation to tender for services,

(ii)                    allow Euronext or any New Outsourcing Contractor to conduct a due diligence process in respect of the Transition Services;

(iii)                 promptly answer questions about the Transition Services which may be asked by Euronext or any New Outsourcing Contractor.

Interim obligation to provide Services

(d)                    Provider will, if so requested by Euronext, continue to provide the Transition Services or such Services as Euronext selects, in each case during the period up to          *          from a Termination Event, or such short period as it may require, as specified by Euronext, on the same terms as applied to the provision of such Services immediately prior to such Termination Event occurring. During such time, Euronext may negotiate with any third parties for the provision of replacement services and share the Provider’s and its Affiliates’ Confidential Information that may be reasonably required for the delivery of such replacement services, provided such information is shared pursuant to an industry standard non-disclosure agreement

Assets etc. used to provide the Transition Services

(e)                     Provider transfers the Transferring Assets to Euronext and/or any New Outsourcing Contractor at book value.

(f)                       Provider assigns, consents to the novation of or otherwise transfers to Euronext and/or any New Outsourcing Contractor all contracts and rights used to provide the Transition Services to Euronext and its Affiliates. Specifically, and without limitation to the foregoing, Provider will use its reasonable endeavours to procure the transfer to Euronext or to a third party nominated by Euronext in Euronext’s sole discretion, of any third party software licences Provider may have obtained in its own name in order to provide the Transition Services.

(g)                    Provider assigns to Euronext and/or any New Outsourcing Contractor any and all Intellectual Property Rights and all proprietary software, documentation and know-how used in providing the Transition Services to Euronext, provided that Atos Origin may, for Intellectual Property Rights, proprietary software and know- how historically used by Atos Origin to provide services to third parties, require Euronext to grant a licence to Atos Origin to use such Intellectual Property Rights.

(h)                    here assets used in the Transition Services are located on Provider’s premises, the Provider will grant reasonable rights of access to enable Euronext or the New Outsourcing Contractor to remove such assets transferred to Euronext or the New Outsourcing Contractor in a reasonable time.

Employees concerned in providing the Transition Services

(i)                        To the extent that they do not transfer by operation of law, Euronext shall have the right exercisable in its sole discretion to make an offer to employ any employees or other staff of Provider whose primary responsibility prior to termination involved the provision of Transition Services in accordance with this Agreement, provided that in making any such offer Euronext shall deliver to Provider a list of those employees to whom it wishes to make such offers and Provider shall have the right to require the removal of up to thirty per cent. of the names on such list.

SCHEDULE 5

Process for agreeing New Contract

This Schedule sets out the process for agreeing the New Contract, which it is envisaged will be a contract for a maximum period of              *               Pursuant to Clause 4.6 of the Agreement, the Parties will follow this process when conducting negotiations in respect of the New Contract.

PART I – Establishment of Negotiation Teams and membership

Establishment

1.                         Each of Euronext and Provider will allocate a sufficient number of employees to ensure that continued progress is capable of being made in the negotiation of the New Contract, each of whom shall have the appropriate level of seniority, relevant skills and qualifications, and the necessary authority to conduct such negotiation (the “Negotiation Teams”)

Contract manager

2.                         Each Negotiation Team will be headed by an individual who will be responsible on behalf of each of Euronext and Provider, as applicable, for negotiating the New Contract (the “Contract Manager”)

Change of members

3.                         Each of Euronext and Provider, in its sole discretion, may change from time to time which of its employees are designated as members of the Negotiation Team and as Contract Manager, provided, however, that, unless such change is the result of death, illness or termination for cause or voluntary departure, (a) such change shall not obstruct, delay, or complicate the negotiations for the New Contract, and (b) shall be disclosed to the other Party at least thirty days in advance, and no later than is reasonably possible and, in any event, before the first meeting between the Negotiation Teams of Euronext and Provider following the change.

4.                         Notwithstanding anything in the foregoing paragraph 3 to the contrary, if a regular member of a Negotiation Team is unable to act due to absence, illness or other cause, Euronext or Provider, as applicable, may appoint another member having a similar level of seniority, skills, qualifications, and powers to serve as an alternative member, provided, however, that such change shall be notified to the other Party as soon as reasonably possible and, in any event, before the meeting between the Negotiation Teams of Euronext and Provider in which the alternative member is to attend.

Subcommittees

5.                         The Negotiating Teams of Euronext and Provider may agree between them to establish subcommittees or working groups from time to time to address specific issues,

PART II – Responsibilities of Negotiation Teams

6.                         The responsibilities of the Negotiation Teams will include (a) negotiating in good faith and subject to the terms and conditions of Clause 4 of the Agreement all the provisions of the New Contract, including, without limitation, technical and legal requirements and financial terms, (b) internally managing and supervising the negotiations for the New Contract, (c) obtaining the information that is reasonably required for developing, preparing, drafting, and negotiating the New Contract and delivering such information to the Negotiating Team of the other Party, (d) coordinating the approval by Euronext or Provider, as applicable, of the provisions of the New Contract, and (e) all other activities reasonably necessary for the preparation, negotiation, and execution of the New Contract in accordance with Clause 4 of the Agreement.

PART III – Meetings

Frequency of meetings

7.                         The Negotiation Teams of Euronext and Provider will meet in Paris or London to discuss, develop, prepare, draft, and negotiate the New Contract. Such meetings may occur as frequently as the Negotiation Teams consider appropriate, provided, however, that such meetings will occur at least twice per month.

Attendance at meetings

8.                         The Contract Manager of Euronext and the Contract Manager of Provider will normally be expected to attend and, if requested by the Negotiation Team of the other Party, shall attend meetings between the Negotiation Teams.

9.                         At the discretion of each Negotiation Team, others (including directors, internal and external auditor(s) and other managers) might be invited to attend meetings or parts of meetings between the Negotiation Teams.

External advisors

10.                   Each of the Negotiation Teams of Euronext and Provider is authorised to obtain outside legal or other independent professional advice if it considers this necessary, and to secure the attendance of external professional advisers at the Negotiation Teams’ meetings.

Quorum

11.                   A meeting between the Negotiation Teams of Euronext and Provider at which two (2) or more members of each of the Negotiation Teams of Euronext and Provider are present shall be competent to exercise all or any of the authorities, power, and discretions vested in or exercisable by the Negotiation Team, as provided in paragraph 6 of this Schedule 5.

PART IV – Benchmarking

*

Schedule 6

Agreed Cost Allocation

For the purposes of this Schedule the following terms shall have the following meanings:

“Asset Book Value” or “Cost 1”	shall mean *

“Restructuring Costs” or “Cost 2”	shall mean restructuring costs and expenses (other than a cost in the category Cost 1, Cost 3 or Cost 4) that Provider shall have incurred as *

“LIFFE CONNECT Exit Cost” or “Cost 3”	shall mean the amount of the agreed fee covering the period from the Effective Date to * for LIFFE CONNECT® that remains payable as at the Termination Date.

“Loss of Revenue Compensation” or “Cost 4”

shall mean:

(i) in the event that a notice of a Termination Event is given on the date            *            after the Effective Date, an amount equal to       *      of the amount charged to Euronext and its Affiliates under the Interim Contracts during the              *              prior to such date (the “initial Revenue Compensation”), or

(ii) in the event that notice of a Termination Event is given after the above date, shall mean such amount as is equal to              *

For the avoidance of doubt and notwithstanding the provisions set out herein, no amount is payable in respect of this Cost 4 if notice of a Termination Event is given prior to the expiry of the period ending            *            after the Effective Date.

“Total Aggregate Cost”	shall mean the aggregate of Cost 1, Cost 2, Cost 3 and Cost 4

“Expiry Date”	shall mean the date falling * after the Effective Date.

“Termination Date”	shall mean, in relation to any payment made pursuant to this Schedule 6, the date on which the relevant Services cease to be provided to

Euronext under this Agreement.

1                             In the event of notice of a Termination Event being given by Euronext, an amount (the “Agreed Cost Allocation”) shall be paid by Euronext to Provider, in accordance with the following terms.

a.                          No New Contract. If notice of a Termination Event has been given under Clause 6.3(a) of this Agreement and Euronext subsequently elects to terminate this Agreement following the Interim Period

*

b.                         Regulatory requirement  If notice of a Termination Event has been given under Clause 6.3(b) of this Agreement then Euronext shall pay to Provider an amount equal to              *

c.                          Force majeure  If notice of a Termination Event has been given under Clause 6.3(c) of this Agreement then Euronext shall pay to Provider an amount equal to              *

d.                         Critical Service Level failure   If notice of a Termination Event has been given under Clause 6.3 (e) of this Agreement then Euronext shall pay to Provider an amount equal to              *             and

e.                          Interim Contracts  If Euronext shall terminate an individual Interim Contract pursuant to Clause 6.5 of this Agreement then Euronext shall pay to Provider an amount equal                 *                 as applicable, amended to reflect the amounts if any represented by              *                provided that if Euronext shall have terminated both the ITFMA and the Interim Derivatives SBU Contract pursuant to Clause 6.5 then it shall in addition pay an amount equal to                 *

Provided that, where Provider can recover costs and expenses under this provision, it must provide Euronext with evidence of such costs and expenses.

2.                          Any amount payable pursuant to this Schedule 6 shall (i) be subject to an obligation on Provider to mitigate all such costs and expenses as may arise and (ii) be paid to Provider as soon as practicable after the date on which the relevant Services cease to be provided under this Agreement, provided that any amounts payable to Provider by Euronext in respect of            *           are paid as soon as reasonably practicable after such costs, if any, are incurred.

3.                          When calculating the Agreed Cost Allocation the Parties will ensure that no amount shall be payable to the extent that it duplicates amounts to be paid separately by Euronext which takes into account the subject matter of the cost categories set out in this Schedule 6, including, without limitation, any amounts paid under a Transition Plan or pursuant to Schedule 4.